Exhibit 3.1

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

MEDLEY LLC

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of Medley LLC, a Delaware limited liability company (the “Company”), is made effective as of February 3, 2021.

BACKGROUND

WHEREAS, Medley Management Inc. (the “Managing Member”) and Freedom 2021 LLC (collectively with the Managing Member, the “Members”), are the current Members of the Company and are party to that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 23, 2014 (as amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, pursuant to Section 11.16 of the Agreement, the Agreement may be amended by the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that no amendment may materially and adversely affect the rights of a holder of Units, as such other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holders of such Class of Units);

WHEREAS, the Managing Member has adopted and approved this Amendment, and the other Member of the Company has acknowledged, agreed and provided its consent to this Amendment, as evidenced by the signature of its duly authorized representative appearing on the signature page hereto; and

WHEREAS, capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement;

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Corporation Classification Election. Notwithstanding anything to the contrary in the Agreement, the Company shall elect to classify the Company as a corporation for U.S. federal income tax purposes, effective as of January 24, 2021. In connection therewith, the following amendments to the Agreement are hereby implemented and authorized:

(a)	The second sentence of Section 5.08 of the Agreement is hereby deleted and the following text inserted in lieu thereof:

“The Company shall file as a corporation for federal, state, provincial and local income tax purposes, except where otherwise required by Law.”

(b)	Section 11.17 of the Agreement is hereby deleted and the following text inserted in lieu thereof:

“Section 11.17. Corporation Status. The Members intend to treat the Company as a corporation for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made.”

(c)

Each of the Company and the Managing Member are authorized and empowered to implement and effectuate such further appropriate conforming amendments to the Agreement, and to execute appropriate documentation in connection therewith, as may be necessary or desirable in connection with implementing the classification of Company as a corporation for income tax purposes (including, without limitation, appropriate amendments to the provisions of the Agreement addressing tax allocations, tax returns, and distributions). Each Member authorizes the Company and the Managing Member to conduct the business, operations and accounting of the Company in a manner consistent with the procedures appropriate for those of an entity treated and classified as a corporation for income tax purposes, notwithstanding any provision in the Agreement to the contrary.

2.             Governing Law. This Amendment and all matters arising herefrom or with respect hereto, including tort claims, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof.

3.             Section Headings. Section headings used in this Amendment are not to be considered part of this Amendment, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

4.             Confirmation; Instruments to be Read Together. Except as amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment shall form part of the Agreement for all purposes and the Agreement and this Amendment shall henceforth be read together. In the event of any conflict or inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Managing Member have executed and adopted this First Amendment to Fourth Amended and Restated Limited Liability Company Agreement of Medley LLC, effective as of the date first written above.

COMPANY: MEDLEY LLC

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto Title: Chief Financial Officer

MANAGING MEMBER: MEDLEY MANAGEMENT INC.

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED: FREEDOM 2021 LLC

By:	/s/ Seth Taube
Name: Seth Taube Title: Managing Member